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vedderprice.com

______________, 2026

Northern Lights Fund Trust II, solely on behalf of each Successor Fund c/o Ultimus Fund Solutions, LLC 225 Pictoria Drive, Suite 450 Cincinnati, OH 45246
M Fund, Inc., solely on behalf of each Predecessor Fund M Financial Plaza 1125 NW Couch Street, Suite 900 Portland, Oregon 97209

Re:	Reorganization of Certain Series of M Fund, Inc. into Certain Series of Northern Lights Fund Trust II

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of certain transactions undertaken pursuant to the Agreement and Plan of Reorganization, dated as of ___________, 2026 (the “Agreement”), by Northern Lights Fund Trust II, a Delaware statutory trust (“New Trust”), on behalf of each segregated portfolio of assets (“series”) thereof listed under the heading “Successor Funds” on Schedule A attached hereto (“Schedule A”) (each, a “Successor Fund”), and M Fund, Inc., a Maryland corporation (“Old Company”), on behalf of each series thereof listed under the heading “Predecessor Funds” on Schedule A (each, a “Predecessor Fund”, and together with each Successor Fund, the “Funds”), and solely with respect to paragraph 6 of the Agreement, M Financial Investment Advisers, Inc.

The Agreement describes four proposed transactions (each a “Reorganization” and, collectively, the “Reorganizations”)), to occur on or about _____________, 2026 (the “Closing Date”), that will consist of the transfer of all of each Predecessor Fund’s assets to the Successor Fund listed on Schedule A opposite its name in exchange solely for voting shares of beneficial interest (“shares”) in the Successor Funds (“Successor Fund Shares”) and the assumption by the corresponding Successor Fund of all of the Predecessor Fund’s liabilities, and the distribution by the corresponding Predecessor Fund of the Successor Fund Shares pro rata to the corresponding Predecessor Funds’ shareholders (“Predecessor Fund Shareholders”) in exchange for their shares of the Predecessor Fund (“Predecessor Fund Shares”) and in complete liquidation of the Predecessor Fund, all on the terms and conditions set forth in the Agreement. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 5.6 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

In rendering this opinion, we have examined the Agreement and have reviewed and relied upon representations made to us by duly authorized officers of the Old Company on behalf of itself and each of the Predecessor Funds, and the New Trust, on behalf of itself and each of the Successor Funds, in letters dated ______________, 2026 (collectively, the “Representation Letters”). We have also examined

Northern Lights Fund Trust II, solely on behalf of each Successor Fund
M Fund, Inc., solely on behalf of each Predecessor Fund

_____________, 2026

such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumptions that (i) the Reorganizations described herein will occur in accordance with the terms of the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Agreement, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the closing of the Reorganizations (as determined under the Agreement) (the “Effective Time”) through the date and time of the Liquidation, (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is, and will be as of the Effective Time, true, correct and complete without such qualification, and (iii) each of the Successor Funds will be treated as a separate corporation for federal income tax purposes effective as of the Effective Time. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that, with respect to each Reorganization, for U.S. federal income tax purposes:

1.              Such Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Successor Fund and the applicable Predecessor Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to such Reorganization.

2.              No gain or loss will be recognized by the applicable Successor Fund in such Reorganization. (Section 1032(a) of the Code; Treas. Reg. Section 301.7701-2(a)).

3.              No gain or loss will be recognized by the applicable Predecessor Fund in such Reorganization. (Sections 361(a) and (c) and 357(a) of the Code).

4.              No gain or loss will be recognized by the Predecessor Fund Shareholders upon the exchange, pursuant to the Agreement, of all their shares of the applicable Predecessor Fund solely for Successor Fund Shares (including any fractional Successor Fund Share to which such shareholder would be entitled) in such Reorganization. (Section 354(a) of the Code).

5.              The aggregate basis of the Successor Fund Shares received by the applicable Predecessor Fund Shareholders pursuant to such Reorganization (including any fractional Successor Fund Share to which such shareholder would be entitled) will be the same as the aggregate basis of the Predecessor Fund Shares that were exchanged for such Successor Fund Shares. (Section 358(a)(1) of the Code).

Northern Lights Fund Trust II, solely on behalf of each Successor Fund
M Fund, Inc., solely on behalf of each Predecessor Fund

_____________, 2026

6.              The holding period of the Successor Fund Shares received by each Predecessor Fund Shareholder in such Reorganization (including any fractional Successor Fund Share to which such shareholder would be entitled) will include the period during which the shares of the Predecessor Fund that were exchanged for such Successor Fund Shares were held by such shareholder, provided such Predecessor Fund Shares were held by such shareholder as capital assets at the Effective Time. (Section 1223(1) of the Code).

7.              The basis of the assets of the applicable Predecessor Fund received by the applicable Successor Fund in such Reorganization will be the same as the basis of such assets in the hands of such Predecessor Fund immediately before the Effective Time. (Section 362(b) of the Code).

8.              The holding period of the assets of the applicable Predecessor Fund received by the applicable Successor Fund in such Reorganization will include the period during which such assets were held by such Predecessor Fund. (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization (i) on the Predecessor Funds, the Successor Funds, or any Predecessor Fund Shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any gain or loss is required to be recognized under U.S. federal income tax principles (a) at the end of a taxable year or upon the termination thereof, or (b) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, (ii) under the alternative minimum tax imposed under section 55 of the Code on any direct or indirect shareholder of the Predecessor Fund that is a corporation, and (iii) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Facts

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

Each Predecessor Fund has been registered and operated, since it commenced operations, as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). Immediately prior to the Effective Time, each Predecessor Fund has no shares outstanding other than common shares. Each Predecessor Fund is treated as a separate corporation pursuant to section 851(g) of the Code for U.S. federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which each Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which each Reorganization occurs. All the outstanding shares of each Predecessor Fund are treated as equity for federal income tax purposes.

The New Trust has been registered and operated, since it commenced operations, as an open-end management investment company under the 1940 Act. Each Successor Fund is a newly created separate series of the New Trust that is treated for U.S. federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. Each Successor Fund was newly formed for the purpose of engaging in the appliable Reorganization. Prior to the Effective Time, each Successor Fund

Northern Lights Fund Trust II, solely on behalf of each Successor Fund
M Fund, Inc., solely on behalf of each Predecessor Fund

_____________, 2026

will not conduct any business, except as required to consummate the applicable Reorganization. The only outstanding shares of the Successor Fund prior to the Effective Time will consist of a single share issued to the sole shareholder of the applicable Successor Fund to permit the sole shareholder to approve certain items related to the organization of the applicable Successor Fund (the “Initial Share”). Such Initial Share will be redeemed and cancelled prior the Effective Time. Prior to the Effective Time, each Successor Fund will not have, and will not have had, any assets other than the consideration received for the Initial Share, which will be paid to the sole shareholder in redemption of the Initial Share prior to the Effective Time. Each Successor Fund will be taxed (including without limitation through the filing of such elections as are necessary to be so treated) as a regulated investment company under section 851 of the Code and will qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including, without limitation, the taxable year that includes the Closing Date (as defined in the Agreement). All Successor Fund Shares issued in the Reorganization will be treated as equity for federal income tax purposes.

Upon satisfaction of certain terms and conditions set forth in the Agreement at the Effective Time, each Predecessor Fund will transfer all of its assets to the applicable Successor Fund listed on Schedule A opposite its name in exchange solely for voting shares of beneficial interest in such Successor Fund and the assumption by such Successor Fund of all of such Predecessor Fund’s liabilities, followed by the distribution by the corresponding Predecessor Fund of the Successor Fund Shares pro rata to the corresponding Predecessor Fund Shareholders in exchange for their Predecessor Fund Shares and in complete liquidation of the Predecessor Fund, all on the terms and conditions set forth in the Agreement. The aggregate net asset value as of the Valuation Time (as defined in the Agreement) of the Successor Fund Shares to be received by each Predecessor Fund Shareholder (including for this purpose any fractional Successor Fund Share to which such shareholder would be entitled), in each instance, will be equal to the aggregate net asset value as of the Valuation Time of the Predecessor Fund Shares surrendered by such shareholder in the Reorganizations. Immediately after each Reorganization, (i) the former shareholders of the applicable Predecessor Fund will own all the issued and outstanding shares of the applicable Successor Fund and will own such shares solely by reason of their ownership of shares of the applicable Predecessor Fund immediately prior to the Effective Time and (ii) the applicable Successor Fund will own all the assets that had been held by the applicable Predecessor Fund immediately prior to the Effective Time, and such assets shall be subject to all the liabilities of such Predecessor Fund as existed immediately prior to the Effective Time.

There will be no dissenters’ rights of appraisal with respect to the Reorganizations under the applicable provisions of state law. Thus, no shareholder of the Predecessor Fund will receive any cash or property in the Reorganizations other than Successor Fund Shares as a result of the exchange of his, her or its shares of the Predecessor Fund.

Following the Reorganizations, each Successor Fund will continue the applicable Predecessor Fund’s historic business in that it will have an investment objective and investment strategies, policies, risks and restrictions substantially similar to those of such Predecessor Fund. In addition, each Successor Fund will use a significant portion of the applicable Predecessor Fund’s historic business assets in its business. At least thirty-four percent (34%) of the total fair market value of each Predecessor Fund’s portfolio assets (i) will meet, as of the Effective Time, and (ii) met, at all times beginning two years prior to the date the Board of Directors of each Predecessor Fund approved the applicable Reorganization and at all times thereafter, the investment objective, strategies, policies, risks and restrictions of the applicable Successor Fund. The Predecessor Funds did not alter, and will not alter, their portfolio in connection with the

Northern Lights Fund Trust II, solely on behalf of each Successor Fund
M Fund, Inc., solely on behalf of each Predecessor Fund

_____________, 2026

Reorganizations to meet this thirty-four percent (34%) threshold. No Fund modified any of its investment objective, strategies, policies, risks or restrictions to permit any Predecessor Fund to meet this thirty-four percent (34%) threshold or in connection with the Reorganizations and no Successor Fund has any plan or intention to change any of its investment objective, strategies, policies, risks or restrictions after the Reorganizations.

Each Successor Fund will continue the investment company business of the applicable Predecessor Fund in a substantially unchanged manner. Each Successor Fund’s investment objective will be substantially identical to the investment objective of the applicable Predecessor Fund and each Successor Fund’s principal investment strategies will be substantially similar to the principal investment strategies of the applicable Predecessor Fund. Each Successor Fund will not dispose of any assets received from the applicable Predecessor Fund except in the ordinary course of its business as an investment company.

In approving the Reorganizations, the Board of Directors of the Predecessor Funds determined that the Agreement and the transactions contemplated thereunder are in the best interests of the Predecessor Funds and the Board of Directors of the Predecessor Funds determined that the interests of the shareholders of the Predecessor Funds will not be diluted as a result of the Reorganization. In making such determinations, the Board of Directors of the Predecessor Funds considered a number of factors as set forth under the heading “M Fund Board Considerations” in the Combined Prospectus/Proxy Statement dated March __, 2026 (the “Proxy Statement”) relating to the Registration Statement (as defined below).

Conclusion

Based on the foregoing, it is our opinion with respect to the Reorganizations (subject to the conditions and limitations set forth above) that each Reorganization, in accordance with the terms of the Agreement, will qualify as a reorganization under section 368(a) of the Code.

The opinions set forth above (subject to the conditions and limitations set forth above) with respect to (i) the nonrecognition of gain or loss by each Predecessor Fund and each Successor Fund, (ii) the basis and holding period of the assets received by the Successor Fund, (iii) the nonrecognition of gain or loss by the Predecessor Fund Shareholders upon the receipt of the Successor Fund Shares, and (iv) the basis and holding period of the Successor Fund Shares received by the Predecessor Fund Shareholders follow as a matter of law from the opinion that the transfers under the Agreement will qualify as a reorganization under section 368(a) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Northern Lights Fund Trust II, solely on behalf of each Successor Fund
M Fund, Inc., solely on behalf of each Predecessor Fund

_____________, 2026

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Agreement. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, our opinion is not binding on the courts or the Service and no assurance can be given that such interpretations would be followed by the courts or the Service if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to each Fund solely for its benefit in connection with each Reorganization and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of the Funds may rely on this opinion, it being understood that we are not establishing any attorney-client relationship with any shareholder of any Fund. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. ____________) relating to the Reorganizations filed by the New Trust with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Proxy Statement relating to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement and the Proxy Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Vedder Price P.C. VEDDER PRICE P.C.

Northern Lights Fund Trust II, solely on behalf of each Successor Fund
M Fund, Inc., solely on behalf of each Predecessor Fund

_____________, 2026

SCHEDULE A

Existing Funds M Fund, Inc.	To be Reorganized into	New Funds Northern Lights Fund Trust II
M International Equity Fund	à	M International Equity Fund
M Large Cap Growth Fund	à	M Large Cap Growth Fund
M Capital Appreciation Fund	à	M Capital Appreciation Fund
M Large Cap Value Fund	à	M Large Cap Value Fund